Exhibit 10.30

3M NONQUALIFIED PENSION PLAN II

(Amended and Restated Effective January 1, 2016)

TABLE OF CONTENTS

Page

INTRODUCTION			1

ARTICLE 1.	DEFINITIONS		2

	1.1.	Annuity Starting Date
	1.2.	Code
	1.3.	Compensation Committee
	1.4.	Discharge for Cause
	1.5.	ERIP
	1.7.	Member
	1.8.	Nonqualified Plan I
	1.8.	Nonqualified Plan II
	1.8.	Nonqualified Plan II Benefit
	1.11.	Plan Administrator
	1.12.	Retirement; Retire
	1.13.	Separation from Service
	1.14.	Specified Employee
	1.15.	Supplemental Plan

ARTICLE 2.	ELIGIBILITY AND PARTICIPATION		4

	2.1.	Eligibility
	2.2.	Participation
	2.3.	Forfeiture

ARTICLE 3.	AMOUNT AND DISTRIBUTION OF BENEFITS		4

	3.1.	Additional Monthly Benefit
	3.2.	Time of Payment
	3.3.	Form of Payment
	3.4.	Pre Commencement Death
	3.5.	Beneficiary
	3.6.	Incapacity

ARTICLE 4.	UNFUNDED PLAN		10

	4.1.	No Trust
	4.2.	No Contributions by Members
	4.3.	Unsecured Creditor Status

ARTICLE 5.	PLAN ADMINISTRATION		10

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	5.1.	Powers and Duties of the Plan Administrator
	5.2.	Claims Procedure
	5.3.	Records
	5.4.	Advisers
	5.5.	Payment of Expenses
	5.6.	Indemnity of the Plan Administrator
	5.7.	Service of Process

ARTICLE 6.	AMENDMENT AND TERMINATION		12

	6.1.	Right to Amend
	6.2.	Termination

ARTICLE 7.	CHANGE IN CONTROL		13

	7.1.	Distribution Following Change in Control
	7.2.	Definition of Change in Control
	7.3.	Determination of Present Value
	7.4.	Fees and Expenses

ARTICLE 8.	MISCELLANEOUS		14

	8.1.	No Contract of Employment
	8.2.	No Assignment
	8.3.	Governing Law
	8.4.	Separable Provisions

SCHEDULE I			SI-1

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3M NONQUALIFIED PENSION PLAN II

INTRODUCTION

Purpose:  The purpose of this 3M Nonqualified Pension Plan II (hereinafter the “Nonqualified Plan II”) is to provide retirement benefits to a select group of participants and their beneficiaries in the 3M Employee Retirement Income Plan (hereinafter the “ERIP”) which such ERIP is unable to provide solely because of the limitations imposed by section 401(a)(17) of the Code and section 402(g) of the Code.  This Nonqualified Plan II is not intended to duplicate the retirement benefits provided under the 3M Nonqualified Pension Plan I.

History:  3M originally adopted a nonqualified pension plan on November 7, 1978. This original plan was named the Supplemental Pension Plan of Minnesota Mining and Manufacturing Company (hereinafter the “Supplemental Plan”).  The Supplemental Plan was amended from time to time after its adoption.  Effective January 1, 1993, the Supplemental Plan was amended and restated as two separate plans:  the “Nonqualified Pension Plan I of Minnesota Mining and Manufacturing Company” and “Nonqualified Pension Plan II of Minnesota Mining and Manufacturing Company”.  The provisions of the restatements superseded all prior versions of the Supplemental Plan.  Such restatements have been amended from time to time since their adoption.  Nonqualified Plan I provides supplemental benefits that are strictly in excess of section 415 of the Code.  Nonqualified Plan II provided certain additional supplemental retirement benefits, but effective January 1, 2009, such plan was amended to provide supplemental retirement benefits that are strictly in excess of limitations under section 401(a)(17) and 402(g) of the Code.

Effective January 1, 2009, this Nonqualified Plan II was again amended and restated (the “2009 Restatement”).  The provisions of the 2009 Restatement superseded all prior versions of the Plan.  The purpose of the 2009 Restatement was twofold:  (1) to limit the supplemental retirement benefits hereunder to benefits that are strictly in excess of the limitations under section 401(a)(17) and section 402(g) of the Code, and (2) to bring the Plan into compliance with section 409A of the Code by “de-linking” the payment provisions under this Plan from the payment provisions under the ERIP.   From October 3, 2004 (the date section 409A was added to the Code) through December 31, 2008, the Plan continued to operate with “linked” payment provisions in accordance with special transition rules issued by the IRS and the U.S. Department of Treasury in connection with the implementation of section 409A of the Code.  For avoidance of doubt, the 2009 Restatement was intended to apply both to deferred compensation subject to section 409A of the Code (i.e., deferred compensation credited under the Plan which related all or in part to services performed on or after January 1, 2005), as well as deferred compensation credited under the Plan which relates entirely to services performed on or before December 31, 2004 that is eligible to be “grandfathered” from application of section 409A of the Code.  However, the benefits payable to Members and Former Members (and their Beneficiaries) who commenced payment of their Nonqualified Plan II Benefit prior to January 1, 2009 will be determined in accordance with the provisions of the Plan in effect at the time of their benefit commencement and will not be adjusted or recomputed to reflect this or any subsequent amendment or restatement of this Nonqualified Plan II.

Effect:  This Nonqualified Plan II is hereby amended and restated effective January 1, 2016.   Similar to the 2009 Restatement, the benefits payable to Members and Former Members (and their Beneficiaries) who commenced payment of their Nonqualified Plan II Benefit prior to January 1, 2016 will be determined in accordance with the provisions of the Plan in effect at the time of their benefit commencement and will not be adjusted or recomputed to reflect this or any subsequent amendment or restatement of this Nonqualified Plan II.

ARTICLE 1

DEFINITIONS

Except where specifically defined in this Nonqualified Plan II, the words and phrases which appear in this document shall have the meanings set forth in the ERIP plan document.  Except for definitions and other substantive provisions of this Nonqualified Plan II, the terms and conditions of the ERIP shall govern the construction and administration of this Nonqualified Plan II.

1.1.          Annuity Starting Date.  “Annuity Starting Date” means the benefit starting date as determined under Section 3.2.

1.2.          Code.  “Code” means the Internal Revenue Code of 1986, as amended.

1.3.          Compensation Committee.  “Compensation Committee” means the Compensation Committee of the Board of Directors of 3M.

1.4.          Discharge for Cause.  “Discharge for Cause” or “Discharged for Cause” means the termination of an employee’s employment for reasons of dishonesty, embezzlement, conviction of a crime or a misdemeanor involving moral turpitude, willful misconduct, or personal misconduct which is detrimental to 3M and its business, as determined in the sole discretion of the Compensation Committee.

1.5.          ERIP.  “ERIP” means the 3M Employee Retirement Income Plan.

1.6.          Former Member.  “Former Member” means a former employee who is receiving benefit payments under the provisions of this Nonqualified Plan II, or a former employee whose employment with 3M has terminated for any reason other than Discharge for Cause and who is entitled to a vested Nonqualified Plan II Benefit under the provisions of this Nonqualified Plan II.

1.7.          Member.  “Member” means an employee who is a participant in the ERIP and who is accruing an additional Nonqualified Plan II Benefit under the provisions of this Nonqualified Plan II.

1.8.          Nonqualified Plan I.  “Nonqualified Plan I” means the 3M Nonqualified Pension Plan I.

1.9.          Nonqualified Plan II.  “Nonqualified Plan II” means the 3M Nonqualified Pension Plan II.

1.10.        Nonqualified Plan II Benefit.  “Nonqualified Plan II Benefit” means the benefit payable under this Plan described in Section 3.1.

1.11.        Plan Administrator.  “Plan Administrator” means the 3M Vice President, Global Compensation and Benefits or his or her successor.

1.12.        Retirement; Retire.  “Retirement” means a Separation from Service after the Member has both attained age fifty five (55) and completed five (5) years of “Credited Service” (as defined under the ERIP), or a Separation from Service after the Member has attained age sixty five(65).

1.13.        Separation from Service.  “Separation from Service” means a severance of a Member’s employment relationship with 3M and all affiliates for any reason other than the Member’s death or Discharge for Cause.

Whether a Separation from Service has occurred is determined under section 409A of the Code and Treasury reg. section 1.409A-1(h) (i.e., whether the facts and circumstances indicate that the employer and the employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months)).

Separation from Service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with 3M or an affiliate under an applicable statute or by contract.  For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for 3M or an affiliate.  Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such 6 month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the employee to be unable to perform the duties of his or her position of employment.

1.14.        Specified Employee.  “Specified Employee” means a “specified employee” as defined in Treas. reg. section 1.409-1(i) or such other regulation or guidance issued under section 409A of the Code.

1.15.        Supplemental Plan.  “Supplemental Plan” means the Supplemental Pension Plan of Minnesota Mining and Manufacturing Company, the predecessor to this Nonqualified Plan II.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1.          Eligibility.  Any employee of 3M or an affiliate who is a Participant in the ERIP and whose Nonunion Pension Earnings are limited (1) by application of section 401(a)(17) of the Code or (2) by reason of the employee’s Participation in the 3M VIP Excess Plan (as described in Section 3.1 below) shall be eligible to become a Member in this Nonqualified Plan II.

2.2.          Participation.  Participation in this Nonqualified Plan II shall be automatic by operation of Section 3.1 without any further action by the Compensation Committee.

2.3.          Forfeiture.  A Member or Former Member shall cease to be a Member or Former Member and shall forfeit all rights and benefits under this Nonqualified Plan II when the Compensation Committee determines, in its sole discretion, that such Member or Former Member is employed by, acting as a consultant for or is otherwise directly or indirectly performing services for any person or entity engaged in the (i) manufacture or sale of any product similar to or in competition with any product manufactured or sold by 3M or any of its subsidiaries, or (ii) manufacture or sale of special machinery or equipment, or furnishing of engineering or technical services concerning such machinery or equipment, used in the manufacture or sale of any product similar to or in competition with any product manufactured or sold by 3M or any of its subsidiaries, without the written consent of the Compensation Committee.  Before making a determination that a Member or Former Member is covered by the provisions of this Section 2.3, the Compensation Committee shall give the Member or Former Member notice of its intention to invoke this forfeiture provision and an opportunity to discontinue such employment or consulting relationship or the provision of such services within a period of ninety (90) days following the date of such notice.

ARTICLE 3

AMOUNT AND DISTRIBUTION OF BENEFITS

3.1.          Additional Monthly Benefit.  In addition to the amount of Retirement Income payable to a Member or Former Member under the ERIP, this Nonqualified Plan II shall pay an additional monthly benefit to such Member or Former Member determined in accordance with this Section 3.1.  Such additional benefit shall be referred to herein as the “Nonqualified Plan II Benefit”.

(a)                 The Nonqualified Plan II Benefit shall equal the amount by which (i) exceeds (ii), where:

(i)        is the monthly Retirement Income that would have been payable to such Member or Former Member by the ERIP if Nonunion Pension Earnings were not limited (1) by application of section 401(a)(17) of the Code or (2) by reason of the Member’s or Former Member’s participation in the 3M VIP Excess Plan (as described in Section 3.1(b) below); and

(ii)       is the monthly Retirement Income actually payable to such Member or Former Member under the ERIP.

(b)                For purposes of this determination, the following rules shall apply:

(i)        Planned total compensation (for Plan Years beginning on or after January 1, 2008) or wages and salaries (for Plan Years ending on or before December 31, 2007) that is not voluntarily deferred under a 3M nonqualified deferred compensation plan and which is excluded from Nonunion Pension Earnings under the ERIP solely by reason of application of the section 401(a)(17) limit shall be treated as Nonunion Pension Earnings.

(ii)       Planned total compensation (for Plan Years beginning on or after January 1, 2008) or wages and salaries (for Plan Years ending on or before December 31, 2007) that is voluntarily deferred under a 3M nonqualified deferred compensation plan and which, absent such deferral, would be excluded from Nonunion Pension Earnings by reason of application of the section 401(a)(17) limit shall be treated as Nonunion Pension Earnings.

(iii)      Planned total compensation (for Plan Years beginning on or after January 1, 2009) that does not exceed the section 401(a)(17) limit but which is excluded from Nonunion Pension Earnings under the ERIP because it is deferred under the 3M VIP Excess Plan by reason of application of the limit on regular (non-catch up) VIP deferrals under section 402(g) of the Code ($18,000 for 2016, as adjusted from time to time for cost-of-living increases) shall be treated as Nonunion Pension Earnings.

The amount of the Nonqualified Plan II Benefit shall be reduced by the amount of the additional monthly benefit payable to the same person under the Nonqualified Plan I to the extent necessary to avoid duplication of benefits.  For avoidance of doubt, a Member or Former Member who is not entitled to a vested benefit under the ERIP shall not be entitled to any Nonqualified Plan II Benefit hereunder unless and until such benefit under the ERIP becomes vested.

3.2.         Time of Payment.  Payment of the Nonqualified Plan II Benefit described in Section 3.1 above will begin as of the first of the calendar month (the “Annuity Starting Date”) coincident with or next following the Member’s Separation from Service; provided, however, that:

(a)                Members whose job grades were classified as CEO, L1, L2, L3 and T7 whose planned income for 2008 was more than $230,000 were permitted to make a one-time irrevocable election in 2008 to elect to receive their

Nonqualified Plan II Benefit in the form of an annuity in lieu of a lump sum.  If a timely election was made in 2008, payment of such Member’s Nonqualified Plan II Benefit shall commence as of the Annuity Starting Date coincident with or next following the Member’s Retirement.  If such Member Separates from Service prior to becoming eligible for Retirement, his or her Nonqualified Plan II Benefit shall be paid in a single lump sum as of the Annuity Starting Date coincident with or next following the Member’s Separation from Service;

(b)                One Member classified as L3 on Transitional Retirement Leave who incurred a Separation from Service prior to 2008 was permitted to make a one-time irrevocable election in 2008 to receive his Nonqualified Plan II Benefit in the form of an annuity in lieu of a lump sum.  Such Member did in fact timely elect, and accordingly, his Nonqualified Plan II Benefit shall commence upon his scheduled date of termination given in Schedule I attached hereto (which shall be treated as a Retirement for purposes of Section 3.3(b));

(c)                Former Members classified as L1 and L2 who incurred a Separation from Service prior to 2009 were permitted to make a one-time irrevocable election in 2008 to elect to receive their Nonqualified Plan II Benefit in the form of an annuity in lieu of a lump sum.  If a timely election was made in 2008, payment of their Nonqualified Plan II Benefit shall commence upon the first day of the calendar month coincident with or next following the Former Member’s attainment of age sixty five (65);

(d)                All other Former Members who incurred a Separation from Service prior to 2009 and who have not commenced payment of their Nonqualified Plan II Benefit prior to January 1, 2009 shall receive payment of their Nonqualified Plan II Benefit in January, 2009 in a single lump sum.  (For this purpose, the Member’s Annuity Starting Date shall be January 1, 2009.)

Notwithstanding the foregoing, in the event that the Member is a Specified Employee, payment on account of Separation from Service shall begin as of the first day of the seventh month following the Member’s Separation, and the first payment shall include all payments delayed since the Annuity Starting Date (accordingly, if payment is in the form of an annuity, such annuity shall be calculated based on the Annuity Starting Date without regard to the delay).

3.3.         Form of Payment.

(a)                Lump Sum.  Except as otherwise provided in this Section 3.3, the Nonqualified Plan II Benefit payable to each Member or Former Member under this Plan shall be paid in a single lump sum, determined by converting the monthly Nonqualified Plan II Benefit amount in Section 3.1 into a present value lump sum using the applicable interest rate on 30-year U.S.

Treasury securities and RP2000 3M mortality.  For purposes of this conversion, the “applicable interest rate” shall mean the average of the daily rates on 30-year U.S. Treasury securities in effect during the calendar quarter first preceding the calendar quarter that ends immediately prior to the Annuity Starting Date.

(b)               Optional Annuity Forms for Eligible Retirees.  Members whose job grades were classified as CEO, L1, L2, L3 and T7 whose planned income for 2008 was more than $230,000, and one Member classified as job grade L3 on TSR (collectively, “Annuity Eligible Members”), were permitted to make a one-time irrevocable election in 2008 to elect to receive their Nonqualified Plan II Benefit in the form of an annuity in lieu of a lump sum.  If a timely election was made in 2008, the rules under this Section 3.3(b) shall apply.  If an Eligible Member dies or Separates from Service prior to becoming eligible for Retirement, his or her Nonqualified Plan II Benefit shall be paid in a single lump sum pursuant to Section 3.3(a).

(i)        Presumed Form:  Single Life Annuity.  If an Annuity Eligible Member Retires and is not legally married on his or her Annuity Starting Date, then the normal form of payment of his or her Nonqualified Plan II Benefit shall be the Life Annuity form, and his or her Nonqualified Plan II Benefit shall, unless he or she elects to waive the Life Annuity form of payment and selects a Joint and Nonspouse Beneficiary Survivor Annuity form, be paid in the form of a Life Annuity.  Except as otherwise specifically provided in the Plan, Nonqualified Plan II Benefit payments will be made monthly to a Member or Former Member commencing on his or her Annuity Starting Date and ending on the first day of the month in which his or her death occurs.

(ii)       Presumed Form:  Joint and Survivor Life Annuity.  If an Annuity Eligible Member Retires and is legally married on his or her Annuity Starting Date, then his or her Nonqualified Plan II Benefit shall be paid in the form of a 50% Joint and Spouse Beneficiary Survivor Annuity form, unless he or she elects to waive the 50% Joint and Spouse Beneficiary Survivor Annuity form and selects either the Life Annuity form, an alternative Joint and Spouse Beneficiary Survivor Annuity form available under the ERIP (i.e., 75% or 100%) or a Joint and Nonspouse Beneficiary Survivor Annuity form available under the ERIP (50%, 75% or 100%).

(c)                Optional Annuity Forms for Certain Vested Former Members.  Certain Former Members classified as L1 or L2 who incurred a Separation from Service prior to 2009 (collectively, “Annuity Eligible Former Members”) were permitted to make a one-time irrevocable election in 2008 to elect to receive their Nonqualified Plan II Benefit in the Life Annuity form or the Joint and Spouse Beneficiary Survivor Annuity form (50% or 75%).  If a timely election was made in 2008, then the Former Member’s Nonqualified Plan II Benefit shall commence upon the first day of the calendar month coincident with or next following attainment of age sixty five (65) in the annuity form elected (in lieu of a single lump sum).

(d)                Total Pension Value Guarantee.  To the extent that a Member’s or Former Member’s Retirement Income is calculated pursuant to Article 4 of the ERIP (Portfolio II), he or she shall be entitled to a Total Pension Value Guarantee (as determined under Section 4.9 of the ERIP, as the same may be amended from time to time) if he or she Retires and elects payment in the form of a Life Annuity, Joint and Spouse Beneficiary Annuity or Joint and Non-Spouse Beneficiary Annuity under Section 3.3(b) or (c) of this Plan, so long as the Total Pension Value Guarantee with respect to the Nonqualified Plan II Benefit qualifies as a cash refund feature under which payment is provided upon the death of the last annuitant in an amount that is not greater than the excess of the Total Pension Value with respect to the Nonqualified Plan II Benefit at the Annuity Starting Date over the total of payments before the death of the last annuitant.

(e)                Subsidized 50% Joint and Survivor Annuity.  If a Member or Former Member is entitled to elect a subsidized 50% Joint and Survivor Annuity under Section 3.10 of the ERIP (as the same may be amended from time to time), he or she shall also be entitled to a subsidized annuity under this Plan if he or she elects the 50% Joint and Spouse Beneficiary Annuity pursuant to Section 3.3(b) or (c), provided that the annual lifetime annuity benefit available to such Member is not greater than the annual lifetime annuity benefit available under the Life Annuity form, and provided that the annual survivor annuity benefit is not greater than the annual lifetime annuity benefit available to such Member under the 50% Joint and Survivor Annuity form.

(f)                Definitions.  For purposes of this Article 3, the terms Life Annuity, Joint and Spouse Beneficiary Survivor Annuity, Joint and Nonspouse Beneficiary Survivor Annuity and Total Pension Value Guarantee shall have the same meanings as under the ERIP, as the same may be amended from time to time.

3.4.         Pre-Commencement Death.  Notwithstanding any provision in this Plan to the contrary, if a Member or Former Member dies after becoming vested under the ERIP but prior to his or her Annuity Starting Date, the following rules shall apply:

(a)                To the extent that a Member’s or Former Member’s Retirement Income is calculated pursuant to Article 3 of the ERIP (Portfolio I), and if the Member

or Former Member is married, his or her surviving spouse shall be entitled a “Preretirement Survivor Annuity” determined in the same manner as provided under Section 3.8 of the ERIP, as amended from time to time, with respect to the Member’s or Former Member’s Nonqualified Plan II Benefit.  Such Preretirement Survivor Annuity shall be converted into a present value lump sum, using the interest and mortality factors in Section 3.3(a), and paid as of the first day of the calendar month following the Member’s or Former Member’s death;

(b)                To the extent that a Member’s or Former Member’s Retirement Income is calculated pursuant to Article 3 of the ERIP (Portfolio I), and if the Member or Former Member is not married, no benefit shall be payable under this Plan, and

(c)                To the extent that a Member’s or Former Member’s Retirement Income is calculated pursuant to Article 4 of the ERIP (Portfolio II), and if such Member or Former Member dies prior to his or her Annuity Starting Date, his or her Beneficiary shall receive the Member’s or Former Member’s Nonqualified Plan II Benefit attributable to Portfolio II an immediate single lump sum, determined by converting the monthly Nonqualified Plan II Benefit amount in Section 3.1 into a present value lump sum using the interest and mortality factors in Section 3.3(a).  For this purpose, the first day of the calendar month coincident with or next following the Member’s death shall be treated as the Annuity Starting Date.

3.5.         Beneficiary.

(a)                Joint Annuitant.  An Annuity Eligible Member or Former Member shall be entitled to designate a Beneficiary to receive the survivor income portion of the Joint and Non-Spouse Beneficiary Annuity, if selected, on forms furnished by and filed with 3M.

(b)                Total Pension Value.  To the extent that a Member’s or Former Member’s Retirement Income is calculated pursuant to Article 4 of the ERIP (Portfolio II), a Member or Former Member shall be entitled to designate a Beneficiary to receive payment of the remainder of the Total Pension Value of the Nonqualified Plan II Benefit attributable to Portfolio II, if any, on forms furnished by and filed with 3M.  Notwithstanding the foregoing, with respect to any pre-commencement death benefit payable under Section 3.4(c) above, the Member’s or Former Member’s beneficiary designation under the ERIP shall apply.  In all events, in the absence of a designation or if such designation fails, the rules for automatic beneficiaries under the ERIP shall apply.

3.6.         Incapacity.  If a Member, Former Member or Beneficiary is under a legal disability or, by reason of illness or mental or physical disability, is in the opinion of the Plan Administrator unable to attend properly to his or her personal financial matters, this Nonqualified Plan II may pay the benefits payable hereunder in such of the following ways as the Plan Administrator shall direct:

(a)                Directly to such Member, Former Member or Beneficiary;

(b)                To the legal representative of such Member, Former Member or Beneficiary; or

(c)                To some relative by blood or marriage, or friend, for the benefit of such Member, Former Member or Beneficiary.

Any payment made pursuant to this Section shall be in complete discharge of the obligation therefor under this Nonqualified Plan II.

ARTICLE 4

UNFUNDED PLAN

4.1.         No Trust.  The benefits payable under this Nonqualified Plan II shall be paid solely from the general assets of 3M.  3M does not intend to create any trust in connection with this Nonqualified Plan II.  Neither 3M nor any other employer shall have any obligation to make contributions or set aside funds in order to pay such benefits.  3M’s obligation under this Nonqualified Plan II shall be merely that of an unfunded and unsecured promise to pay money in the future.

4.2.         No Contributions by Members.  Members and Former Members shall not be required or permitted to make contributions under this Nonqualified Plan II.

4.3.         Unsecured Creditor Status.  No Member, Former Member or Beneficiary shall have any right to receive any payments from this Nonqualified Plan II except as provided in Article 3 above.  Until such payments are received, the rights of each Member, Former Member and Beneficiary under this Nonqualified Plan II shall be no greater than the rights of an unsecured general creditor of 3M.

ARTICLE 5

PLAN ADMINISTRATION

5.1.         Powers and Duties of the Plan Administrator.  Subject to the powers of the Compensation Committee specified herein, the Plan Administrator shall administer this Nonqualified Plan II in accordance with its terms and shall have all powers necessary to carry out the provisions of such Plan.  The Plan Administrator shall have the power and discretion to interpret the provisions of this Nonqualified Plan II, and to determine all questions arising in the administration, interpretation and application of such Plan.  Any such determination by the Plan Administrator shall be conclusive and binding on all persons.  The Plan Administrator may adopt such policies and procedures, correct any defects, supply any information, or reconcile any inconsistency in such manner and to such extent as he or she deems necessary or desirable to carry out the purposes of this Nonqualified Plan II; provided, however, that any policies, procedures, determinations or interpretations shall be done in a nondiscriminatory manner based upon uniform policies consistently applied to all persons in similar circumstances.

5.2.         Claims Procedure.  Any Participant or Beneficiary who disagrees with any decision regarding his or her benefits under this Plan shall submit a written request for review to the Plan Administrator.  The Plan Administrator shall respond in writing to such a request within sixty (60) days of his or her receipt of the request.  The Plan Administrator may, however, extend the reply period for an additional sixty (60) days for reasonable cause.  The Plan Administrator’s response shall be written in a manner calculated to be understood by the Participant or Beneficiary, and shall set forth:

(a)                the specific reason or reasons for any denial of benefits;

(b)                specific references to the provision or provisions of this Plan on which the denial is based;

(c)                a description of any additional information or material necessary for the Participant or Beneficiary to improve his or her claim, and an explanation of which such information or material is necessary; and

(d)                an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to appeal the Plan Administrator’s decision.

If the Participant or Beneficiary disagrees with the decision of the Plan Administrator, he or she shall file a written appeal with the Compensation Committee within one-hundred twenty (120) days after receiving the Plan Administrator’s response.  The Compensation Committee shall respond in writing to such an appeal within ninety (90) days of its receipt of the appeal.  The Compensation Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause.  The Compensation Committee’s response shall be written in a manner calculated to be understood by the Participant or Beneficiary, and shall both set forth the specific reasons for its decision and refer to the specific provision or provisions of the Plan on which its decision is based.

5.3.         Records.  The regularly kept records of 3M shall be conclusive and binding upon all persons with respect to a Member’s or Former Member’s Hours of Service, Credited Service, Covered Compensation, Nonunion Pension Earnings (“Salaried Pension Earnings” prior to 2016) and all other matters contained therein relating to Members and Former Members.

5.4.         Advisers.  The Plan Administrator may appoint such legal counsel, accountants, actuaries and other persons as he or she deems desirable to advise and assist such Administrator with the administration of this Nonqualified Plan II.  The Plan Administrator shall be entitled to rely conclusively upon, and shall be fully protected with respect to any action taken by him or her in good faith in reliance upon, any advice or information furnished by such advisers.

5.5.         Payment of Expenses.  The Plan Administrator shall not be paid for the performance of his or her duties under this Nonqualified Plan II, but all expenses incurred by 3M or the Plan Administrator in connection with the administration of such Plan shall be paid by 3M.

5.6.         Indemnity of the Plan Administrator.  3M shall indemnify the Plan Administrator from and against any and all claims, losses, damages and liabilities arising from any act or failure to act in connection with the administration of this Nonqualified Plan II, and shall defend and/or reimburse the Plan Administrator for all expenses (including reasonable attorney’s fees) incurred in connection with any pending or threatened claim or any action or proceeding arising therefrom, unless and to the extent that any claim, loss, damage, liability or expense is judicially determined to have resulted from the Plan Administrator’s bad faith or gross negligence.

5.7.         Service of Process.  In any legal proceeding involving this Nonqualified Plan II, the Secretary of 3M is designated as the exclusive agent for receipt of service of process directed to such Plan.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1.         Right to Amend.  3M’s Board of Directors, the Compensation Committee or (only for amendments whose projected costs do not exceed $25,000,000 in any calendar year) any duly authorized officer of 3M may amend or modify, in whole or in part, this Nonqualified Plan II at any time without submitting the amendment or modifications to the shareholders of 3M (except that, to the extent necessary to comply with applicable corporate or securities law, or applicable rules of the New York Stock Exchange, 3M’s Board of Directors or the Compensation Committee shall have the exclusive authority to make amendments with respect to benefits under this Plan).  However, no amendment or modification shall adversely affect the rights of any Member, Former Member or Beneficiary acquired under the provisions of such Plan in effect prior to such action.

6.2.         Termination.  While it expects to continue this Nonqualified Plan II indefinitely, 3M (acting through its Board of Directors or the Compensation Committee) reserves the right to terminate such Plan at any time and for any reason.  Termination of this Nonqualified Plan II shall not affect 3M’s obligation to pay the benefits already earned under the provisions of such Plan in effect prior to the termination.

ARTICLE 7

CHANGE IN CONTROL

7.1.         Distribution Following Change in Control.  Upon the occurrence of a Change in Control of 3M, this Nonqualified Plan II shall terminate and 3M shall immediately distribute the remaining accrued retirement benefits hereunder to the respective Members, Former Members and Beneficiaries in lump sum cash payments in amounts equal to the present values of such accrued retirement benefits as of the date of the Change in Control.  The Compensation Committee shall have the discretion to decide whether some or all of the lump sum amounts will be paid directly to the respective Members, Former Members and Beneficiaries, or will be applied toward fully paid annuity contracts issued by an A+ rated insurance company, which provide for the payment of all the amounts that would otherwise have been paid after the Change in Control pursuant to this Nonqualified Plan II.

7.2.         Definition of Change in Control.  For purposes of this Article 7, a Change in Control of 3M shall be deemed to have occurred if there is a “change in the ownership of 3M,” “change in effective control of 3M,” and/or a “change in the ownership of a substantial portion of 3M’s assets” as defined under Treasury reg. section 1.409A-3(i)(5) or such other regulation or guidance issued under section 409A of the Code.

7.3.         Determination of Present Value.  Except where otherwise expressly provided in this Nonqualified Plan II, the present value of each Member’s, each Former Member’s and each Beneficiary’s remaining accrued retirement benefits hereunder shall be determined in accordance with such actuarial assumptions as the Compensation Committee, in its discretion, may adopt for such purpose.

7.4.         Fees and Expenses.  3M shall pay to each Member, Former Member and Beneficiary the amount of all reasonable legal and accounting fees and expenses incurred by such Member, Former Member or Beneficiary in seeking to obtain or enforce his or her rights under this Article 7, unless a lawsuit commenced by the Member, Former Member or Beneficiary for such purposes is dismissed by the court as being spurious or frivolous.  3M shall also pay to each Member, Former Member and Beneficiary the amount of all reasonable tax and financial planning fees and expenses incurred by such Member, Former Member or Beneficiary in connection with the receipt by such Member, Former Member or Beneficiary of payments pursuant to this Article 7.  Such payment or reimbursement shall be made no later than the end of the recipient’s taxable year following the taxable year in which the recipient incurs the related expenses.  If a Member is a Specified Employee and such payment or reimbursement is made on account of the Member’s Separation from Service, payment or reimbursement shall not be made prior to the first day of the seventh month following the Member’s Separation from Service.

ARTICLE 8

MISCELLANEOUS

8.1.         No Contract of Employment.  This Nonqualified Plan II shall not be deemed to constitute a contract of employment between 3M and any Member or Former Member.  Nothing in this Plan shall be deemed to give any Member or Former Member the right to be retained in the service of 3M or an affiliate or to interfere with the right of 3M or an affiliate to discipline or discharge any Member or Former Member at any time.

8.2.         No Assignment.  No Member, Former Member or Beneficiary shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey the benefits, if any, payable under this Nonqualified Plan II.  All payments and the rights to all payments of benefits under this Nonqualified Plan II are expressly declared to be nonassignable and nontransferable.  Neither this Nonqualified Plan II nor any portion of the benefits payable hereunder shall be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any Member, Former Member or Beneficiary.  No portion of the benefits payable under this Nonqualified Plan II shall be subject to attachment, garnishment or other legal process by any creditor of any Member, Former Member or Beneficiary, except to the extent that 3M determines that it will honor the creation, assignment or recognition of any right to any benefit payable under the Plan with respect to a Member or Former Member pursuant to a domestic relations order if that domestic relations order satisfies the requirements of a qualified domestic relations order within the meaning of section 414(p)(1)(A) of the Code.

8.3.         Governing Law.  The provisions of this Nonqualified Plan II shall be interpreted and enforced in accordance with the laws of the State of Minnesota, except to the extent preempted by federal law.

8.4.         Separable Provisions.  In the event any provision of this Nonqualified Plan II is ruled or declared illegal or unenforceable for any reason, such illegality or unenforceability shall not affect the remaining provisions hereof and this Nonqualified Plan II shall be interpreted and enforced as if such illegal or unenforceable provision had never been included herein.

SCHEDULE I

Member:	Phil Yates

Commencement Date:	October 1, 2011 (scheduled termination date)

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